Exhibit 99.1

Media Contacts:
Emtec, Inc.	Welz & Weisel Communications
David Singer	Nicole Nolte
Vice President, Marketing	PR Contact
P: 973-232-7880	P: 703-218-3555
davidsinger@emtecinc.com	nicole@w2comm.com

Emtec Enriches Services Portfolio with Acquisition of Secure Data Incorporated

Acquisition Expands Footprint of Federal and Commercial Clients

Marlton, NJ – June 9, 2010 - Emtec, Inc. (OTCBB: ETEC), a niche systems integrator, announced that it has acquired through its subsidiary, Emtec Federal, Inc., all of the outstanding stock of Secure Data, Inc. (SDI). The company is a veteran-owned, application services consulting firm specializing in developing financial and custom web business applications. SDI’s focus has been on agencies within the federal government, primarily the Department of Defense (DoD) and select commercial clients.

This is the second application development acquisition made by Emtec this year. SDI adds critical project-based application development capabilities for Emtec in the U.S. and will be a cornerstone of its application services practice in North America. In addition, the acquisition enhances Emtec’s presence in the Mid-West.  Headquartered in O’Fallon, Illinois, a suburb of St. Louis, Missouri, SDI is a strategic regional complement to Emtec’s current office in the Chicago suburb of Naperville, Illinois and will increase the company’s ability to offer its full portfolio of services in the region.

Ray Kelly, SDI CEO, will assume the position of Client Executive Director within Emtec Federal, reporting directly to Brian Mandel, Executive Vice President, Public Sector.  “We are pleased to join Emtec, said Kelly.  “We believe their vision, scale, and portfolio will help us expand our relationships with our own clients and add a new set of offerings for all of Emtec’s clients.  We have been impressed with the speed and professionalism with which they worked to pull our teams together.”

“The strategic acquisition of SDI continues us on our path of becoming a niche world-class systems integrator,” said Dinesh Desai, Emtec Chairman, CEO, and President. “In addition to acquiring these new service capabilities we are adding a highly talented team of IT professionals, many with advanced degrees and federal government security clearances.”

 SDI’s development process consists of a set of strict standards to ensure that the final product is sound and provides the solution for which it was built. These standards allow the company to offer a variety of software development and enterprise solutions to its clients including:
•	Custom application development
•	Business process redesign
•	Network management
•	Security
•	Workplace messaging and collaboration

“SDI is an extraordinary firm with exceptional individuals providing professional services to the DoD community”, said Brian Mandel.  “Adding this to our DoD and, indeed, our entire Federal portfolio is significant and will accelerate our growth in this strategic area.”

Emtec, Inc.
Emtec, Inc. established in 1964, is a niche systems integrator providing IT services and products to the federal, state, local, education and commercial markets. Emtec helps clients identify and prioritize areas for improvement and then implement process, technology and business application improvements that reduce cost, improve service and align the delivery of IT with the needs of their organization. Emtec’s market leading value based management methods, coupled with best-in-class IT technology, consulting and development services, allow us to address a wide range of specific client needs, as well as support broader IT transformation initiatives.  Emtec's service capabilities span the USA, Canada and countries around the globe. For more information visit: www.emtecinc.com.

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